SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 30, 2005

ClearOne Communications, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Utah
(State or Other Jurisdiction of Incorporation)

0-17219	87-0398877
(Commission File Number)	(IRS Employer Identification No.)

1825 Research Way,
Salt Lake City, Utah	84119
(Address of Principal Executive Offices)	(Zip Code)

(801) 975-7200
(Registrant’s Telephone Number, Including Zip Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

As previously reported, on June 30, 2003, a consolidated complaint was filed against ClearOne Communications, Inc. (the “Company”), eight of its present or former officers and directors, and its former auditor by a class consisting of purchasers of the Company’s common stock during the period from April 17, 2001 through January 15, 2003. The Company entered into a court approved settlement agreement with the class pursuant to which it agreed to pay the plaintiff class $5.0 million and issue it 1.2 million shares of the Company’s common stock. The settlement agreement and court order were amended in May 2005 to provide that odd-lot numbers of shares (99 or fewer shares) would not be issued from the settlement fund and claimants who would otherwise be entitled to 99 or fewer shares would be paid cash in lieu of such odd-lot numbers of shares.

On September 29, 2005, the Company completed its obligations under the settlement agreement by issuing a total of 1,148,494 shares of its common stock to the plaintiff class (including 228,000 shares previously issued in November, 2004) and paying an aggregate of $126,704.76 in cash in lieu of shares to those members of the class who would otherwise have been entitled to receive an odd-lot number of shares or who resided in states in which there was no exemption available for the issuance of the shares. The cash payments were calculated on the basis of $2.46 per share which was equal to the higher of (i) the closing price for the Company’s common stock as reported by the Pink Sheets on the business day prior to the date the shares were mailed, or (ii) the average closing price over the five trading days prior to such mailing date.

The shares were issued in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(10) thereof and may be resold by the members of the plaintiff class without restriction under the Securities Act. In approving the settlement, the Court found that the settlement was in all respects fair, reasonable and adequate to and in the best interests of the lead plaintiffs, the settlement class and each of its members, the settlement was the result of arm’s length negotiations between experienced counsel, and the issuance of the shares should be without registration in reliance upon Section 3(a)(10) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARONE COMMUNICATIONS, INC.

Date: September 30, 2005	By: /s/ Zeynep Hakimoglu
Zeynep Hakimoglu
Chief Executive Officer and President